Proprietary and Confidential

SMITH CAPITAL INVESTORS, LLC

Code of Ethics

SEPTEMBER 2023

THE CONTENTS OF THIS DOCUMENT ARE CONFIDENTIAL AND SHOULD NOT BE

DISTRIBUTED WITHOUT THE APPROVAL OF THE CHIEF COMPLIANCE OFFICER.

____________________________________________________________________________

SMITH CAPITAL INVESTORS, LLC

Code of Ethics

Table of Contents

Contents

1. Background	2
2. Definitions	2
3. General Standards and Guiding Principles	5
4. Personal Trading Policy	6
5. Insider Trading Policy	11
6. Selective Disclosure	13
7. Diversion of Firm Business or Investment Opportunity	13
8. Dealings with Government and Industry Regulators	13
9. Political Contributions and Public Office	14
10. Gifts and Entertainment	14
11. Service on a Board of Directors/Outside Business Activity	16
12. Employee Acknowledgement	17

1.	Background

Smith Capital Investors, LLC (or Company) has established a Code of Ethics (the Code) requiring compliance with all applicable regulations under the Investment Advisers Act of 1940 (Advisers Act), the Investment Company Act of 1940 (1940 Act), and Federal Securities Law by all employees, officers, and other Access Persons of the Company. Compliance with the Code is a condition of employment. Employees are expected to abide by the spirit of the Code, and technical compliance alone may not be sufficient.

The Code applies to all Company employees, directors, and officers unless otherwise noted in specific sections. Each person subject to the Code must acknowledge that he or she has received, read, and agrees to be bound by the Code. Any questions concerning this Code of Ethics should be directed to Smith Capital Investors' Chief Compliance Officer (CCO), Roberta Tucker.

Employees must promptly report any violations of the Code to the CCO. All reported Code of Ethics violations will be treated confidentially and will be free from retaliation. You may also confidentially report any concerns via the Confidential Reporting Form located on the Orion site.

The Code is drafted broadly; it will be applied and interpreted in a similar manner. You may be uncertain about the application of the Code in a particular circumstance. Smith Capital Investors encourages each employee to raise questions regarding compliance.

The CCO may appoint one or more assistant compliance officers or hire outside consultants to assist them with their duties. The CCO is responsible for periodically reviewing, testing, updating, and effectively communicating to all employees the Code as well as other policies and procedures of Smith Capital Investors. The CCO may delegate these responsibilities but will always maintain oversight.

The CCO, or delegate, will provide guidance on the interpretation and application of Smith Capital Investors policies and procedures and will handle many of the day-to-day compliance matters. If applicable, the CCO will report to the management of the Smith Capital Investors periodically and as matters arise (if deemed necessary by the CCO) on the implementation and effectiveness of the Code and other compliance matters. The CCO, or delegate, will recommend to management any updates or amendments to the Code or other policies and procedures that the CCO deems necessary.

2.	Definitions

The following defined terms are used throughout this Code of Ethics:

Access Person shall mean an employee/contractor or a supervised person who has access to non-public information regarding any client’s trading, who is involved in making securities recommendations to clients, who have access to non-public securities recommendations, or who has been designated an Access Person by the CCO.

1940 Act shall mean the Investment Company Act of 1940.

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Advisers Act shall mean the Investment Advisers Act of 1940.

Automatic Investment Plan shall mean a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial Ownership shall mean Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, which determines whether a person is subject to the provision of Section 16, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an employee’s immediate family or related parties sharing the same household; provided, however, this presumption may be rebutted. The term immediate family includes but is not limited to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the securities to which the report relates.

Chief Compliance Officer or CCO shall mean the individual, designated by Smith Capital Investors, as responsible for administering the Compliance Program. As of this printing, Roberta Tucker is Smith Capital Investors’ Chief Compliance Officer.

Client shall mean The ALPS l Smith Mutual Funds.

Conflict of Interest shall mean a scenario where an employee or Smith Capital Investors has an actual or the appearance of an incentive to serve one interest at the expense of another interest or obligation. Examples include, but are not limited to, serving the interest of the Company over that of a client or serving the interest of one client over other clients, or an employee or group of employees serving their interest over those of investors or our clients.

Employees shall mean all officers, directors, and employees of Smith Capital Investors.

Federal Securities Laws shall mean the Securities Act of 1933, Securities Act of 1934, the Sarbanes-Oxley Act of 2002, Investment Company Act of 1940, Investment Advisers Act of 1940, Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission.

Front-Running shall mean a practice generally understood to be investment advisory personnel personally trading ahead of a pending trade for client accounts.

Investors shall mean shareholders in the Mutual Funds, or limited partners.

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IPO shall mean an initial public offering, which is an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the Securities Act of 1934.

Insider Trading although not defined in securities laws, is generally thought to be described as trading either personally or on behalf of others based on material non-public information or communicating material non-public information to others in violation of the law.

Limited Offering shall mean an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D.

Market Timing shall mean short-term trading in shares of Mutual Funds.

Material Information shall mean information that a reasonable investor would consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

ALPS l Smith Funds shall mean ALPS l Smith Short Duration Bond Fund, ALPS l Smith Total Return Bond Fund, ALPS l Smith Credit Opportunities Fund, ALPS l Smith Core Plus ETF and ALPS l Smith Balanced Opportunity Fund; all investment companies registered under the 1940 Act.

Non-Access Person shall mean employees or contractors deemed to not have access to non-public information regarding any client’s trading, who is not involved in making securities recommendations to clients, who do not have access to non-public securities recommendations, or who have not been designated an Access Person by the CCO as allowable under applicable rules.

Non-Public Information shall mean information that has not been available to the investing public.

Non-Public Personal Information shall mean personally identifiable financial information (PII), including any information a client provides to obtain a financial product or service; any information about a client resulting from any transaction involving a financial product or service; or any information otherwise obtained about a client in connection with providing a financial product or service to that client; and any list, description, or another grouping of clients (and publicly available information pertaining to them) that is derived using any personally identifiable financial information that is not publicly available. Examples of Non-public Personal Information include name, address, phone number (if unlisted), social security and tax identification numbers, financial circumstances and income, and account balances.

Orion shall mean the online compliance management application used to manage employee disclosures, employee personal trading, and certain reporting requirements. Orion can be accessed at https://www.orionadvisortech.com.

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Scalping shall mean a practice generally understood to be investment advisory personnel personally benefiting from small gains in short-term personal trades in securities being traded in advisory accounts.

Security” shall mean any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Supervised Person shall mean any partner, officer, director (or other person occupying a similar status or performing similar functions), an employee of Smith Capital Investors, or another person who provides investment advice on behalf of Smith Capital Investors and is subject to Smith Capital Investors supervision and control.

3.	General Standards and Guiding Principles

The Code is predicated on the principle that Smith Capital Investors owes a fiduciary duty to its clients. Accordingly, all employees must avoid activities, interests, and relationships that run contrary to or appear to run contrary to the best interests of clients. All employees will act with competence, dignity, integrity, and in an ethical manner when dealing with clients, the public, prospects, third-party service providers, and fellow employees.

At all times, Smith Capital Investors employees will:

•	Place client interests ahead of Smith Capital Investors: As a fiduciary, Smith Capital Investors will serve its clients’ best interests. In other words, employees may not benefit at the expense of an advisory client. This concept is particularly relevant when employees are making personal investments in securities traded by advisory clients.
•	Engage in personal investing that is in full compliance with Smith Capital Investors Code of Ethics: Employees must review and abide by Smith Capital Investors’ Personal Securities Transaction and Insider Trading Policies.
•	Avoid taking advantage of your position: Employees must not accept investment opportunities, gifts, or other gratuities from individuals seeking to conduct business with Smith Capital Investors or on behalf of an advisory client unless in compliance with the Gift Policy below.
•	Maintain full compliance with the Federal Securities Laws: Employees must abide by the standards set forth in Rule 204a-1 under the Advisers Act and Rule 17j-1 under the 1940 Act.

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•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

Risks

In developing these policies and procedures, Smith Capital Investors considered the below material risks associated with administering the Code:

•	Access Persons can engage in various personal trading practices that wrongly make use of non-public information resulting in harm to clients or unjust enrichment to access persons. These practices include trading ahead of clients and passing non-public information on to spouses and other persons over whose accounts the access person has control.
•	Access Persons can cherry-pick clients' trades and systematically move profitable trades to a personal account and let less profitable trades remain in clients’ accounts.
•	One or more employees engage in an excessive volume of personal trading (as determined by the CCO) that detracts from their ability to perform services for clients.
•	Employees can take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments or early-stage investments) from individuals seeking to do business with Smith Capital Investors.
•	The personal trading of employees that does not comply with certain provisions of Rule 204a-1 under the Advisers Act.
•	Access Persons that are not aware of what constitutes insider information.
•	Employees that serve as trustees and/or directors of outside organizations. This could present conflict in several ways; for example, if Smith Capital Investors wants to recommend the organization for investment or if the organization is one of its service providers.

Non-Access Persons

Smith Capital Investors may engage contractors or temporary employees that would be considered Non-Access Persons and therefore will not be subject to the trading restrictions and reporting requirements under the Code of Ethics. Such individuals will not have access to file servers or secure file rooms. In such circumstances, the individual will enter into a non-disclosure agreement with Smith Capital Investors.

Other employees, such as temporary employees performing administrative services, may be considered Non-Access Persons as defined in Section 2 above.

4.	Personal Trading Policy

Employees may not purchase or sell any security in which the employee has beneficial ownership unless the transaction occurs in an exempted security, or the employee has complied with the applicable pre-clearance and disclosure policies set forth within this section.

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Orion

Smith Capital Investors utilizes Orion to manage employee disclosures, employee personal trading, and other reporting requirements. Orion is an automated, cloud-based technology providing employee-monitoring tasks including personal trade monitoring; management of affirmations, disclosures, and compliance activities; case management to help keep compliance projects on track; and gifts, entertainment, and contributions tracking. Proactive trade-blocking capabilities block prohibited trades before they’re placed and alert compliance staff when they are attempted. Employee-monitoring technology automates pre-clearance and transaction reviews, gift and contribution logs, and email alerts for employees.

All related reporting and approval forms are located on the Orion portal. The portal can be accessed by clicking: www.compliance.basiscode.net.

General Prohibitions

•	Employees may not profit, or cause others to profit, based on knowledge of completed or contemplated client transactions.
•	Employees may not engage in fraudulent conduct in connection with the trading of securities in a client account.
•	Employees may not personally benefit by causing a client to act, or fail to act, in making investment decisions.
•	Employees are prohibited from conducting personal trades with an individual trader who also trades securities on behalf of Smith Capital Investors and our clients.
•	Initial Public Offerings (IPO’s) require pre-clearance by the CCO before participation.

Beneficial Ownership

Employees are the beneficial owner of any account in which you have a direct or indirect financial interest. This generally includes accounts held in the name of an employee’s:

•	Spouse or equivalent domestic partner
•	Minor children
•	Relatives sharing their home to whom they provide financial support
•	Trust for which they are a beneficiary

Thirty Day Rule – Prohibition on Short Term Profits

Smith Capital Investors discourages short term personal trading. All employees, including Access Persons, are not allowed to purchase and sell, or sell and purchase, the same Reportable Security within thirty (30) calendar days without special approval by the CCO. Calculations are determined by the Last-in, First-out (LIFO) method.

Reporting

To provide Smith Capital Investors with information enabling the determination of, with reasonable assurance, any indications of Insider Trading, Scalping, Front-Running, or Conflict of Interest with the trading by Smith Capital Investors clients, each employee shall provide the following disclosures through Orion to the CCO showing all transactions in securities in which the person has, or because of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions.

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Reportable Securities

Reportable Securities include all securities, whether publicly or privately traded, and any derivative thereof. Listed below are commonly traded securities considered Reportable Securities under the Code.

•	Stocks
•	Corporate Bonds
•	Municipal Bonds
•	REITs
•	Private Placements
•	Hedge Funds
•	Closed-end funds
•	UIT ETF Securities
•	ALPS l Smith Mutual Funds

Exempt Securities

Employees are required to provide initial and periodic reports (See Reporting section below) regarding transactions and holdings in any security (i.e., a Reportable Security), except for the following:

•	Open End ETF Securities other than those sub-advised by Smith Capital Investors
•	Direct obligations of the Government of the United States
•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments including repurchase agreements
•	Shares issued by money market funds
•	Interests in 529 college savings plans
•	Shares issued by open-end funds other than mutual funds or ETFs sub-advised by Smith Capital Investors

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Smith Capital Investors Funds

Commodities, futures, and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

Pre-Clearance Procedures

Access Persons must have clearance for all Reportable Securities, other than those listed as Exceptions, before completing the transactions. Smith Capital Investors reserves the right to disapprove of any proposed transaction that may have the appearance of improper conduct.

Access Persons must receive approval for personal trades from the CCO or their designee by submitting a trading request in Orion under the Pre-clearance Approval section. Once pre-clearance is granted to an Access Person, such pre-clearance will remain valid for two (2) business days following the date of the approval. If the Access Person wishes to transact in that security after the lapse of the two (2) day window, he or she must obtain new pre-clearance from the CCO or their designee. Unless otherwise noted, no pre-clearance is required for transactions taking place in the exempted securities noted above.

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All employees (Access Persons and Non-Access Persons) must request approval for all personal trades in ALPS l Smith Mutual Funds, IPOs, and private placements. Open-end funds for which Smith Capital Investors is not the investment adviser or sub-adviser are considered exempt securities.

Initial and Annual Holdings Reports

All new employees are required to report all Reportable Securities holdings and brokerage accounts no later than ten (10) days after the commencement of their employment. All brokerage accounts must be entered into Orion and appropriately authenticated. Duplicate brokerage statements or data feeds into Orion may serve this purpose unless determined otherwise by the CCO. The initial holdings report must be current, as of date, no more than 45 days before the date the person becomes subject to the Code.

Existing employees are required to provide a complete list of Reportable Securities on an annual basis. Duplicate brokerage statements or data feeds into Orion may serve this purpose unless determined otherwise by the CCO.

Each holdings report (both the initial and annual) must contain, at a minimum: (a) the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares, and the principal amount of each Reportable Security in which the employee has any direct or indirect beneficial ownership; (b) the name of any broker, dealer, or bank with which the employee maintains an account in which any securities are held for the employee's direct or indirect benefit; and (c) the date the employee submits the report. In the event that the employee submits brokerage or custodial statements or data feeds into Orion to satisfy the initial and/or annual holdings report requirement, the employee must be certain that such statements include the information listed above.

All accounts for which an employee does not have any direct or indirect influence or control must be reported as an account within Orion and the Smith Capital Investors employee must acknowledge they do not maintain discretion or control.

Quarterly Transaction Reports

Employees shall be required to establish a direct data link within Smith Capital Investors through Orion. Employees may also be required to instruct their broker-dealers to send to Smith Capital Investors duplicate broker trade confirmations and/or account statements. If an employee’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund) or an electronic feed is not available, such transactions shall be reported separately via the quarterly personal securities transaction report found in Orion. The quarterly transaction reports shall contain at least the following information for each transaction in a Reportable Security in which the employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership: (a) the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer, or bank with or through which the transaction was effected; and (e) the date that the report is submitted.

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Before opening a new brokerage account, an employee shall seek permission from the CCO. Employees shall also report every quarter, no later than 30 days after the end of the calendar quarter, the name of any new account established by the employee during the quarter in which any Reportable Securities were held for the direct or indirect benefit of the employee, the date the account was established, and the date the report was submitted.

Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Reportable Securities to which the report relates.

Exceptions from Reporting and Pre-Clearance Requirements

The trading restrictions on Reportable Securities do not apply to any investment vehicle for which an employee has no direct or indirect influence or control. These accounts will still need to be disclosed, but transactions are exempt from the reporting requirements.

An employee is not required to submit:

•	A transaction or initial and annual holdings report through Orion for securities held in accounts over which the employee has no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed on a fully discretionary basis by an unaffiliated money manager and over which such employee has no direct or indirect influence or control)
•	A transaction report through Orion concerning transactions effected under an Automatic Investment Plan. Holdings reconciliation should take place during the annual Holdings Disclosure.

Pre-clearance requests for transactions in Exchange Traded Funds (ETFs), Exchange Traded Notes (ETNs), Unit Investment Trusts (UITs) as well as any related options (except ETFs sub-advised by Smith Capital Investors). Transactions in open-end ETFs and ETNs are required to be disclosed every quarter.

Also, from time to time, the CCO may exempt certain transactions on a fully documented trade-by-trade basis.

Trading and Review

Smith Capital Investors strictly forbids front-running client accounts, which is a practice generally understood to be employees personally trading ahead of a pending client transaction. The CCO will monitor employees’ investment patterns to detect these abuses.

Employee trading activity will be reviewed against the Company’s trading activity to identify any abuses. In addition, Smith Capital Investors may question, though does not prohibit, trading activity reported by employees within the most recent five (5) days in which an issuer, not limited to the same direction of trade, is or has been held for by a Smith Capital Investors Fund.

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The reason for the post-transaction review process is to ensure that Smith Capital Investors has developed procedures to supervise the activities of its associated persons. The comparison of employee trades to those of advisory clients will identify potential conflicts of interest or the appearance of a potential conflict.

If it is discovered that an employee is personally trading contrary to the policies set forth above, to help determine the appropriate course of action, the employee shall meet with the CCO and/or the Founder to review the facts surrounding the transactions.

Employees are prohibited from market timing in shares of Mutual Funds. This prohibition applies across all accounts in which you have a beneficial interest so you cannot buy shares of a Mutual Fund in one account and sell them from another account in market timing transactions.

Reporting Violations and Remedial Actions

Smith Capital Investors take the potential for conflicts of interest caused by personal investing very seriously. As such, all employees are required to promptly report any violations of the Code of Ethics to the CCO and to fully cooperate with all investigations. Any reported violations will be treated confidentially and will be free from retaliation.

Smith Capital Investors management is aware of the potential matters that may arise as a result of this requirement and shall take action against any employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of our Personal Trading Policy is determined to have occurred, the CCO may impose sanctions and take such other actions as they deem appropriate including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, requiring the disgorgement of profits in excess of the execution price received by the client, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable client(s), if any, or given to a charity as the CCO shall determine is appropriate.

5.	Insider Trading Policy

Section 204a-1 of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, non-public information by such investment adviser or by any person associated with such investment adviser.

This policy covers all employees as well as any transactions in any securities participated in by family members, trusts, or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the employee is an officer, director, or 10% or greater stockholder and a partnership in which the employee is a partner unless the employee has no direct or indirect control over the partnership.

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Material Information

Individuals may not be held liable for trading on inside information unless the information is Material Information. Advance knowledge of the following types of information would be included as Material Information:

•	Dividend or earnings announcements
•	Write-downs or write-offs of assets
•	Additions to reserves for bad debts or contingent liabilities
•	Expansion or curtailment of a company or major division operations
•	Merger or joint venture announcements
•	New product/service announcements
•	Discovery or research developments
•	Criminal, civil, or government investigations and indictments
•	Pending labor disputes
•	Debt service or liquidity problems
•	Bankruptcy or insolvency problems
•	Tender offers, stock repurchase plans, etc.
•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities including equity, debt, commercial paper, government securities, and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security and therefore be considered material.

Non-Public Information

For issues concerning Insider Trading to arise, information must not only be material but also Non-Public. Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. Also, the information must not only be publicly disclosed but there must also be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The benefit is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

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6.	Selective Disclosure

Employees must never disclose proposed/pending trades to any client or another individual/entity outside of Smith Capital Investors. Additionally, employees must be careful when disclosing the composition of clients’ portfolios without obtaining consent from the CCO. Federal Securities Laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of Smith Capital Investors' fiduciary duty to clients. Selectively disclosing the portfolio holdings of a client’s portfolio to certain Investors/outside parties may also be viewed as Smith Capital Investors engaging in a practice of favoritism. Including information regarding clients’ portfolio holdings in marketing materials and our website is subject to the CCO’s approval guided by our Marketing policy and procedures. All inquiries that are received by employees to disclose portfolio holdings must be immediately reported to the CCO. In determining whether or not to approve the dissemination of holdings information, the CCO will consider, among other things, how current the holdings information is and the ALPS l Smith Mutual Fund's disclosure policy.

7.	Diversion of Firm Business or Investment Opportunity

No employee may use Smith Capital Investors' property or information for personal gain. No employee may receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with Smith Capital Investors and where he or she knows Smith Capital Investors participate or have an interest without disclosing in writing all necessary facts to the CCO and obtaining written authorization to participate from the CCO.

8.	Dealings with Government and Industry Regulators

Smith Capital Investors policy forbids payments of any kind by it, its employees, or any agent or other intermediary to any government official, self-regulatory official, corporation, or other similar person or entity, within the United States or abroad, to obtain or retain business or to influence favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials or industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state, and local tax returns as well as the filing of any applicable forms or reports required by regulatory bodies.

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9.	Political Contributions and Public Office

The following outlines Smith Capital Investors' policies concerning political contributions and public office:

•	Political contributions, gifts, subscriptions, loans, advances, or deposits of money or anything of value are not to exceed $350.00 per candidate for whom you are entitled to vote, per election
•	Political contributions, gifts, subscriptions, loans, advances, or deposits of money or anything of value are not to exceed $150.00 per candidate for whom you are not entitled to vote, per election
•	Contributions by Smith Capital Investors and/or employees to politically connected individuals/entities who may have the ability, in some way, to influence clients to Smith Capital Investors are strictly prohibited
•	No employee can hold a public office if it in any way conflicts with Smith Capital Investors' business

Employees must report their intent to contribute by submitting a “political contribution” entry in Orion.

10.	Gifts and Entertainment

Employees’ Receipt of Business Meals, Sporting Events, and Other Entertainment

Employees may attend business meals, sporting events, and other entertainment events at the expense of a giver as long as the expense is reasonable, not lavish or extravagant, and the employee is accompanied by the giver. If the estimated cost of the meal, event, etc. is greater than $500.00, the employee must report his/her attendance at the meal, event, etc. through Orion. If the event is highly publicized such that the tickets may be selling more than their face value, the employee must consider the markup for the reporting requirements.

Employees’ Receipt of Gifts

Employees must report their intent to accept gifts over $100.00 (either one single gift or in aggregate on an annual basis) by submitting a gift receipt in Orion. Reasonable gifts received on behalf of the Company shall not require reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to the offices by service providers. Employees are prohibited from receiving cash or cash equivalents.

Employees’ Giving of Gifts

Smith Capital Investors and its employees are prohibited from giving gifts that may be deemed excessive and must obtain approval to give all gifts above $100.00 to any client, prospective client, or any individual or entity that Smith Capital Investors is seeking to do business with. Employees are prohibited from giving cash or cash equivalents. All gifts will be aggregated on a calendar year beginning each year on January 1 and should be entered into the compliance system. All Registered Representatives of ALPS Distributors, Inc. (ADI) will also be required to submit an ADI Gift Disclosure Form with their compliance system submission. Any solicitation of gifts is prohibited, and gifts given in the course of business entertainment and conferences are not excluded from restrictions, recordkeeping requirements, or aggregation obligations. For example, an umbrella given at a golf outing is considered a gift.

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Smith’s Registered Representatives are required to follow ADI’s Gift and Entertainment Policy. Registered Representatives of ADI must follow the below exclusions:

▪	De minimis and promotional items: Rule 3220 does not apply to gifts of de minimis value, such as pens, notepads, or modest desk ornaments, or to promotional items that display the Company’s logo such as shirts, tote bags, etc. For a promotional item to fall within this exclusion, its value must be substantially below the $100 limit. In no case will a gift valued at or above $50 be considered de minimis. Gifts valued near or above $100 would not be considered nominal and would not be excluded such as expensive luggage or crystal, etc., even if they do contain the Company’s logo.
▪	Personal Gifts: The prohibitions of Rule 3220 generally do not apply to personal gifts such as a wedding gift, a gift after the birth of a child, etc., provided that the gifts are not “concerning the business of the recipient.” Therefore, there must be a pre-existing personal or family relationship between the giver and receiver of the gift, and it must be paid for by the registered representative. If paid for by the company, this would be considered “concerning the business” and would therefore be considered a gift. Gifts given during the holiday season or for other life events are not excluded as personal in nature without a pre-existing family or personal relationship.
▪	Gifts commemorating business transactions: Rule 3220 also does not apply to gifts commemorating business transactions, such as Lucite tombstones, plaques, etc., even when the cost is more than $100. These must be purely decorative to meet this exclusion.

Every quarter, Smith Capital Investors will provide ADI with a list of all gifts provided by, and received by, Registered Representatives during the calendar year.

Travel Expenses

Employees may charge normal and reasonable travel and travel-related expenses incurred for a Smith Capital Investors business purpose. Such expenses may include meals and incidentals, travel costs (air, train, etc.), lodging expenses, business phone calls, and other miscellaneous travel-related expenses. When incurring such expenses, employees must use reasonable judgment and generally be aware of escalating travel costs. While Smith Capital Investors has not prescribed limits on such expenses, Smith Capital Investors may reiterate its policy with employees as necessary.

Smith Capital Investors will pay for all travel expenses (airline, hotel, meals, and incidentals) related to employees’ attendance at conferences, company visits, etc. If any such expenses are included as part of the event, employees shall report the approximate value of such expenses to the CCO. The CCO will evaluate such covered expenses to determine whether reasonable and appropriate. Smith Capital Investors has adopted this policy to monitor any potential conflicts of interest associated with our relationships with outside service providers.

Smith Capital Investors

Code of Ethics September 2023

Business Entertainment Expenses

▪	Smith Capital Investors will review the business expenses of all ADI Registered Representatives on an ongoing basis. All escalations should be made promptly to the CCO.
▪	Smith Capital Investors will review all Registered Representatives' business-related expenses and report any violations (inappropriate or excessive expenses) promptly to the CCO and ADI. Smith Capital Investors will report to ADI once these reviews have been completed.
▪	Smith Capital Investors will report any expenses that do not comply with this policy to ADI and the CCO.
▪	Smith Capital Investors will maintain expense records (or copies of such) for all Registered Representatives. ADI will review a sample of business entertainment logs and expenses during their annual branch review.

11.	Service on a Board of Directors/Outside Business Activity

Employees may, under certain circumstances, be granted permission to serve as directors, trustees, or officers of outside organizations. Employees are prohibited from engaging in such outside activities without prior written approval from the CCO.

•	Employees are to avoid any business activity, outside employment, or professional service that competes with Smith Capital Investors or conflicts with the interests of Smith Capital Investors or its clients.
•	An employee is required to obtain approval from the CCO (and ADI for Registered Representatives) before becoming a director, officer, partner, or sole proprietor of a for-profit organization. The request for approval should be submitted through Orion and should disclose the name of the organization; the nature of the business; whether any conflicts of interest could reasonably result from the association; whether fees, income, or other compensation will be earned; and whether there are any relationships between the organization and Smith Capital Investors.
•	Employees may not accept any personal fiduciary appointments such as administrator, executor, or trustee other than those arising from family or other close personal relationships.
•	Employees may not use Smith Capital Investors' resources, including computers, software, proprietary information, letterhead, and other property in connection with any employment or other activity outside Smith Capital Investors.
•	Employees must disclose to the CCO a Conflict of Interest or the appearance of a conflict with Smith Capital Investors or clients and discuss how to control the risk.
•	Employee will notify the CCO upon the termination of any reported Outside Business Activity.

On at least an annual basis, employees may be asked to disclose all outside affiliations. Any director/trustee positions with public companies or companies likely to become public are prohibited without the prior written approval of the CCO.

Smith Capital Investors

Code of Ethics September 2023

12.	Employee Acknowledgement

Initially upon the commencement of their employment with Smith Capital Investors and annually thereafter, all employees are required to complete the Code of Ethics Acknowledgement via Orion to acknowledge and certify that they have read, understand, and shall comply or have complied with the policies and procedures as outlined in the Code of Ethics. In addition, all employees must be aware of and comply with the following undertakings:

•	Be thoroughly familiar with the policies and procedures outlined in this Code of Ethics.
•	Upon the request of the CCO, provide initial and annual written certification that you have read, understand, and will comply with the policies and procedures outlined in this Code of Ethics and any other compliance materials distributed to you by the CCO.
•	Notify the CCO promptly in the event you have any reason to believe that you may have failed to comply with (or become aware of another person’s failure to comply with) the policies and procedures outlined in this Code of Ethics.
•	Notify the CCO promptly if you become aware of any practice that arguably involves Smith Capital Investors in a Conflict of Interest with any of its advisory accounts including unregistered investment funds.
•	Cooperate to the fullest extent with reasonable requests by the CCO to enable: (i) the CCO to discharge their respective duties under the Code of Ethics and (ii) Smith Capital Investors to comply with the securities laws to which it is subject.
•	Notify the CCO promptly if you become aware of any part of any disclosure document that you believe may be inaccurate, incomplete, or out of date in any respect.

Smith Capital Investors

Code of Ethics September 2023